EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100771 on Form S-8 of the Modine Manufacturing Company of our report dated June 24, 2013 appearing in this Annual Report on Form 11-K of the Modine 401(k) Retirement Plan for Hourly Employees for the year ended December 31, 2012.

/s/Crowe Horwath LLP

Oak Brook, Illinois
June 24, 2013